Exhibit 15.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in the report on Form 20-F of which this exhibit forms a part (the “Report”).

Introduction

The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the Business Combination. The unaudited pro forma condensed combined financial information has been derived from the historical financial statements of Lionheart and SMX and the related notes incorporated by reference into the Report and should be read in conjunction with the accompanying notes to the pro forma financial information. The unaudited pro forma condensed combined financial information should also be read together with “Lionheart’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Security Matters’ Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information which are incorporated by reference within the Report and included elsewhere in the Proxy Statement/Prospectus.

The following unaudited pro forma condensed combined financial statements present the combination of certain financial information of Lionheart and the Company, adjusted to give effect to the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

Lionheart was formed as a Delaware corporation on January 14, 2021. Lionheart was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses or entities.

Security Matters Limited is a company incorporated under the laws of Australia and provides one solution to solve both authentication and track and trace challenges in order to uphold supply chain integrity and provide quality assurance and brand accountability to producers of goods. Its technology works as a track and trace system using a marker, a reader and an algorithm to identify embedded sub-molecular particles in order to track and trace different components along a production process (or any other marked good along a supply chain) to the end producer.

The unaudited pro forma condensed combined statement of financial position as of June 30, 2022 combines the consolidated historical statements of financial position of SMX and the historical balance sheet of Lionheart on a pro forma basis as if the Business Combination had been consummated on June 30, 2022.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022 and for the year ended December 31, 2021 combines the consolidated historical statement of operations of SMX and Lionheart for such periods on a pro forma basis as if the Business Combination had been consummated on January 1, 2021.

The unaudited pro forma condensed combined financial information has only been presented for illustrative purposes. The financial results may have been different had SMX and Lionheart been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had SMX and Lionheart been combined or the future results that the Company will experience after giving effect to the Business Combination. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the Company after giving effect to the Business Combination. The actual financial position and results of operations of the Company may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma adjustments represent the Company’s management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and is subject to, and may differ materially from, the information presented as additional information becomes available and analyses are performed. The Company’s management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to SMX’s management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information has been prepared with respect to the actual redemption of Lionheart’s Class A Common Stock such that Lionheart Public Stockholders holding 12,196,947 Lionheart Class A Common Stock exercised their redemption rights for $123,189,000 of funds in the Trust Account, resulting in $3,061,000 remaining in the Trust Account. The per share redemption price was based on the offering price of $10.10 per share. The actual redemption price is $10.233 which reflects the additional extension payment.

This information should be read together with the following:

•	SMX’s audited financial statements and related notes as of December 2021 and for the years ended December 31, 2021 and 2020;

•	SMX’s unaudited interim condensed consolidated financial statements and related notes as of June 30, 2022 and for the periods ended June 30, 2022 and 2021

•	“Security Matters’ Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	Lionheart’s audited financial statements and related notes as of December 31, 2021 and for the period from January 14, 2021 (inception) through December 31, 2021;

•	Lionheart’s unaudited condensed financial statements and related notes as of June 30, 2022 and for the periods ended June 30, 2022 and 2021;

•	“Lionheart’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and

•	other financial information incorporated by reference within the Report and included elsewhere in the Proxy Statement/Prospectus.

Accounting for the Business Combination

The Business Combination will be accounted for as an assets acquisition, with no goodwill or other intangible assets recorded, in accordance with IFRS. The Company will account for the merger using the reverse acquisition method in accordance with the principles of IFRS 3. This results in SMX being identified as the accounting acquirer, and the Parent/Lionheart being identified as the accounting acquirees. Under the reverse acquisition method, the accounting acquirer is deemed to have issued shares to obtain control of the acquirees. However, since the Parent and Lionheart are not businesses as defined in IFRS 3, the transaction is not a business combination. Based on IFRS 3’s provisions, such a transaction is accounted for in the consolidated financial statements of the Parent (the legal acquirer) as a continuation of the financial statements of SMX (the legal acquiree), together with a deemed issuance of shares by SMX at fair value and a re-capitalization of its equity. This deemed issuance of shares is in fact both an equity transaction under IAS 32 (receiving the net assets of Lionheart, primarily cash) and an equity-settled share-based payment transaction under IFRS 2 (receiving the listing status of the Parent/Lionheart). The difference between the fair value of the shares deemed to have been issued by SMX and the fair value of Lionheart’s identifiable net assets represents a payment for the service of obtaining a stock exchange listing for its shares, and not considered a cost of raising capital. Therefore, it is expensed immediately to profit or loss at Closing Date. Transaction costs are allocated on a relative fair value basis of the amounts allocated to each equity transaction as mentioned above, such that the amount attributed to the equity transaction is deducted from equity and the amount attributed to the listing service is charged as expense in profit or loss. The determination of SMX as the accounting acquirer is based on an evaluation of the following facts and circumstances:

•	SMX Shareholders will have the largest voting rights in Parent after giving effect to the Business Combination, under all redemption scenarios;

•	SMX accounts for the majority of representatives in the governing body of the Parent, the Board of Directors;

•	SMX’s senior management will continue in their respective roles in the Parent after giving effect to the Business Combination;

•	SMX’s operations will substantially comprise the ongoing operations of SMX after giving effect to the Business Combination; and

•	SMX is the larger entity, in terms of substantive operations and employee base.

Unaudited Pro Forma Combined Balance sheet

June 30, 2022

(all amounts in 000 USD)	(b) Lionheart US GAAP	(c) IFRS Adjustments	(d) Lionheart IFRS	(e) Security Matters	Pro Forma Adjustments		Pro Forma

					(Actual Redemptions)
Assets
Current assets
Cash and cash equivalents	906		906	858	126,425	(f)	9,110
					4,110	(o)
					(123,189	)(i)
Other receivables				2,455	(1,027	)(j)	1,428
Prepaid expenses and other current assets	241		241				241

Total current assets	1,147	—	1,147	3,313	6,319		10,779

Non-current assets
Property and equipment				1,082			1,082
Intangible assets				4,856			4,856
Investments in joint ventures				117			117
Marketable securities held in Trust Account	126,425		126,425	0	(126,425	)(f)	0

Total non-current assets	126,425	—	126,425	6,055	(126,425)		6,055

Total assets	127,572	—	127,572	9,368	(120,106)		16,834

Liabilities
Current liabilities
Trade payables	1,196		1,196	1,615	(293	)(j)	2,518
Other payables	60		60	705	16,842	(j)	17,607
Warrants		1,014	1,014		(l	)	1,014
Convertible notes				569	(569	)(h)	0
Borrowings from related parties				165			165

Total current liabilities	1,256	1,014	2,270	3,054	15,980		21,304

Non-current liabilities
Secured notes					4,110	(o)	4,110
Lease liability				458			458
Deferred underwriting payable	4,375		4,375		(4,375	)(g)	0
Other liabilities				106	714	(n)	820
Redeemable shares		122,163	122,163		(122,163	)(i)	0

Total non-current liabilities	4,375	122,163	126,538	564	(121,714)		5,388

Total liabilities	5,631	123,177	128,808	3,618	(105,734)		26,692

Equity
Issued capital, additional paid in capital and warrants	126,250	(122,349)	3,901	28,737	569	(h)	68,148
					(3,202	)(j)
					11,599	(k)
					1,532	(m)
					(3,901	)(k)
Share based payment reserve				3,708	(1,532	)(m)	2,219
					43	(m)
Foreign currency translation reserve				(416)			(416)
Accumulated losses	(4,309)	(828)	(5,137)	(26,279)	(14,374	)(j)	(50,896)
					(43	)(m)
					5,137	(k)
					(9,486	)(k)
					(714	)(n)
Total equity	121,941	(123,177)	(1,236)	5,750	(14,372)		(9,858)

Total liabilities and equity	127,572	0	127,572	9,368	(120,106)		16,834

Pro Forma Adjustments and Assumptions to the unaudited Pro Forma Combined Balance Sheet

(a)

The Parent was formed in July 2022, and will have no results of operations until the completion of this Transaction. Therefore, its historical results of operations are not shown in a separate column in the unaudited pro forma combined balance sheet and profit or loss.

(b)

Derived from Lionheart’s unaudited interim financial statements as of June 30, 2022 which have been prepared in accordance with U.S. GAAP. The $126,250 Class A Common Stock subject to possible redemption are classified in temporary equity under U.S GAAP.

(c)	Adjustments made to present Lionheart balance sheet in accordance with IFRS:
•	Reclassification of Lionheart’s ordinary shares ($ 126,250) subject to redemption as long term liabilities measured at amortized cost using the effective interest method under IFRS.
•

Reclassification of accretion to amount subject to redemption ($ 12,261) from additional paid in capital ($ 9,647) and from accumulated losses ($ 2,614) to redeemable shares liability ($ 4,087) and accumulated losses ($ 8,174) in order to recognize the accretion on the basis of passage of time using the effective interest method under IFRS, based on updated estimates at balance sheet date.

•	Reclassification of share warrants ($ 5,747) from equity to derivative financial liabilities at fair value as of the date of filing, $0.09, under IFRS
(d)	Represents Lionheart’s balance sheet after adjustments to IFRS.
(e)	Derived from Security Matters’ unaudited interim financial statements as of June 30, 2022 which have been prepared in accordance with IFRS.
(f)	Represents the release of cash from marketable securities held in the trust account.
(g)	Represents the waiver of the payment by the underwriters at Closing.
(h)	Represents the conversion of convertible notes to ordinary shares of SMX at Closing.
(i)

Represents the cash disbursement from the trust account to public SPAC shareholders resulting from the actual redemption at Closing of 97.58% redeemable ordinary shares, where the remaining amount (representing 303,053 shares) is retained in the trust account and classified to equity.

(j)

Represents payables to settle the actual transactions costs of $17.5M to be incurred in connection with the Transactions, of which, as of June 30, 2022, $1.027M have been incurred and $0.734M also paid. The transaction costs related to acquire Lionheart’s net assets are recognized directly in equity and the those related to obtain listing status are charged to profit or loss. The allocation was made on a relative fair value basis of the amounts of consideration attributed to each component.

(k)

Represents the effects of the recapitalization at Closing where Security Matters is the accounting acquirer, and the elimination of historical issued capital and additional paid in capital and accumulated losses of Lionheart. The adjustment as a reduction in accumulated losses reflects the difference between the fair value of the shares deemed to have been issued to Lionheart shareholders by Security Matters and the fair value of Lionheart’s net assets acquired, in accordance with IFRS 2. The adjustment reflects the number of shares outstanding following 97.58% Redemptions.

(l)

Represents the warrants in the Parent forming part of Lionheart’s net assets. The warrants are derivative financial liabilities in accordance with IFRS. The fair value is the market price of $0.12 as of the date of filing. As reflected from the Business Combination Agreement, the Parent’s warrants have the same fair value as Lionheart’s warrants prior to Closing.

(m)

Represents Security Matters’ share based payment schemes. Upon Transaction, some fully vested options are converted to ordinary shares of the Parent ($1,532) and for other unvested options, acceleration of vesting as a result of becoming fully vested for which the future remaining expenses ($43) are recognized immediately in accordance with IFRS 2. The remaining reserve balance represents the total of outstanding fully vested options over the Parent shares.

(n)

Represents the liability payble for the loan bonus to related parties upon completion of the Transactions, for the amount of ILS 2.5M (USD 714 thousand as converted to US dollar by using the ILS/USD exchange rate of 0.2857 for the balance sheet). As of June 30, 2022 the carrying amount of the liability for the bonus is nil. Refer also to Note 10 of SMX financial statements for 2021.

(o)	Represents notes issued to finance the Transactions, payable according to the schedule agreed with the lenders that is in effect at Closing Date.

Unaudited Pro Forma Combined Statement of Profit and Loss

For The Six Months Ended June 30, 2022

						Pro Forma adjustments		Pro Forma

(all amounts in 000 USD)	Lionheart US GAAP	IFRS Adjustments		Lionheart IFRS	Security Matters	(Actual Redemptions)
Research and development expenses, net					933	43	(c)	976
Selling and marketing expenses					378			378
General and administrative expenses	1,513			1,513	1,200			2,713

Operating Loss	1,513			1,513	2,511	43		4,067

Finance expenses		6,812	(a)	6,812	36			6,848
Finance income	(174)			(174)	(105)	174	(b)	(105)
Income taxes	14			14		(14	)(b)	0

Net loss for the period	1,353	6,812		8,165	2,442	203		10,810

Pro Forma Adjustments and Assumptions to the unaudited Pro Forma Combined Statement of Profit and Loss

(a)

Adjustment made to record the periodic charge of the accretion amount on the redeemable shares in profit or loss using the effective interest method in accordance with IFRS based on updated estimates at balance sheet date.

(b)	Elimination of finance income net of tax earned from securities held in the Trust Account
(c)

The adjustment reflects acceleration of vesting of unvested options as a result of becoming fully vested upon Transactions for which the future remaining expenses are recognised immediately in accordance with IFRS 2

Unaudited Pro Forma Combined Statement of Profit and Loss

For The Year Ended December 31, 2021

						Pro Forma adjustments		Pro Forma

(all amounts in 000 USD)	Lionheart US GAAP	IFRS Adjustments		Lionheart IFRS	Security Matters	(Actual Redemptions)
Research and development expenses, net					2,039	194	(d)	2,233
Selling and marketing expenses					453			453
General and administrative expenses	345			345	2,482	12,324	(b)	23,365
						81	(d)
						8,133	(c)

Operating Loss	345			345	4,974	20,732		26,051

Finance expenses		1,362	(a)	1,362	101	717	(e)	2,180
Finance income	(2)	(4,733	)(a)	(4,735)	(237)			(4,972)
Share of losses of joint ventures					101			101

Net loss (profit) for the year	343	(3,371)		(3,028)	4,939	21,449		23,361

Pro Forma Adjustments and Assumptions to the unaudited Pro Forma Combined Statement of Profit and Loss

(a)

Adjustments made to record the periodic charge ($ 1,362) of the accretion amount on the redeemable shares ($ 12,261) in profit or loss using the effective interest method and to record the gain from revaluation of warrants to fair value ($ 4,480) in accordance with IFRS.

(b)	Represents the transaction costs related to listing service that are charged to general and administrative expenses.
(c)

The adjustment to general and administrative expenses reflects the service of obtaining a stock exchange listing in accordance with IFRS 2 and is calculated as the difference between the fair value of the shares deemed to have been issued to Lionheart shareholders by Security Matters and the fair value of Lionheart’s net assets acquired, in accordance with IFRS 2. The adjustment reflects the number of shares outstanding following 97.58% Redemptions.

(d)

The adjustment reflects acceleration of vesting for unvested options as a result of becoming fully vested upon Transactions for which the future remaining expenses are recognised immediately in accordance with IFRS 2

(e)

Represents the difference between the payables for the loan bonus to related parties and the carrying amount of the liability for the bonus as of 31 December, 2021. Refer also to Note 10 of SMX financial statements for 2021.

(all amounts in 000 USD, except of share and per share data)	Pro Forma (Actual Redemptions)
Six months ended June 30, 2022
Pro forma net loss attributable to equity holders of the Parent	10,810

Pro forma weighted average number of Parent Ordinary Shares outstanding
Parent Ordinary Shares issued to Security Matters Shareholders	18,673,253
Parent Ordinary Shares issued to Lionheart Class A and Class B shareholders	3,828,053

Pro forma weighted average number of Parent Ordinary Shares outstanding – basic and diluted	22,501,306
Pro forma net loss per share – basic and diluted ($)	0.48

(all amounts in 000 USD, except of share and per share data)	Pro Forma (Actual Redemptions)
Year ended December 31, 2021
Pro forma net loss attributable to equity holders of the Parent	23,361

Pro forma weighted average number of Parent Ordinary Shares outstanding
Parent Ordinary Shares issued to Security Matters Shareholders	18,673,253
Parent Ordinary Shares issued to Lionheart Class A and Class B shareholders	3,828,053

Pro forma weighted average number of Parent Ordinary Shares outstanding – basic and diluted	22,501,306
Pro forma net loss per share – basic and diluted ($)	1.04

IFRS 2 listing service expense calculation

		Pro Forma Adjustments	Pro forma

(all amounts in 000 USD)	Lionheart IFRS	(Actual Redemptions)
Assets
Cash and cash equivalents	1,417	3,063	4,480
Prepaid expenses and other current assets	269		269
Prepaid expenses	82		82
Marketable securities held in Trust Account	126,252	(126,252)	0

Total assets	128,020	(123,189)	4,831

Liabilities
Trade payables	290		290
Other payables	61		61
Warrants	1,014		1,014
Deferred underwriting payable	4,375	(4,375)	0
Redeemable shares	115,351	(115,351)	0

Total liabilities	121,091	(119,726)	1,365

Net Assets	6,929	(3,463)	3,466

	Parent Per Share Value	Actual Redemptions
Former type of Spac shares		Parent Shares	Fair Value
Class A	3.03	303,053	918
Class B	3.03	3,525,000	10,681
Fair value of share consideration			11,599

Fair value of Lionheart’s net assets			3,466

Excess of fair value of consideration over fair value of Lionheart’s net assets (listing service expense)			8,133